iPASS REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS
Revenue Growth in First Quarter of 2007

REDWOOD SHORES, Calif. — May 3, 2007 — iPass Inc. (Nasdaq: IPAS), a global provider of services that unify the management of enterprise mobility, today announced financial results for its first quarter of 2007 ended March 31, 2007.

“We continued to build momentum from the end of 2006 by achieving top-line growth during the first quarter of 2007,” said Ken Denman, chairman and CEO of iPass. “I am very pleased that we reached our stated goal of quarter-over-quarter revenue growth, our second milestone in as many quarters.”

During the fourth quarter 2006, iPass reached its first milestone by meeting its previously-stated goal of generating more than half of its revenues from broadband, software and service fees. During the first quarter of 2007, broadband, software and service fees increased again, contributing 57 percent of revenues, compared to 43 percent for dial income. The company also made significant progress in monetizing the value of software-based services that were previously lost to off-network users.

Financial Highlights
(In millions, except per share amounts)
	Q1’07	Q4’06	Q1’06
Total Revenues	$46.9	$45.2	$44.3
Broadband Revenues	$15.4	$13.0	$5.7
Software and Service Fee Revenues	$11.1	$9.8	$8.0
Dial Revenues	$20.3	$22.4	$30.6
Operating Income (loss)	($3.3)	($7.2)	($2.3)
Non-GAAP Operating Income (loss)	($1.0)	($1.6)	($0.0)
GAAP Net Income (loss)	($0.9)	($3.7)	($0.1)
GAAP Diluted EPS (loss)	($0.01)	($0.06)	($0.0)
Non-GAAP Net Income (loss)	$0.2	($0.3)	$0.6
Non-GAAP Diluted EPS (loss)	$0.00	($0.00)	$0.01
Cash and Short Term Investments	$88	$100	$113

Non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP diluted EPS (loss) for each of the periods above excludes FAS 123R stock-based compensation, amortization of intangibles, and restructuring charges. Non-GAAP net income (loss) and non-GAAP diluted EPS (loss) for each of the periods above also include the related tax effects of the non-GAAP adjustments.

Business and Operational Highlights
	Q1’07	Q4’06	Q1’06
iPassConnect Software Users	1,000,000	994,000	943,773
iPass On-Network Users	671,000	710,000	807,781
iPass Off-Network Users	329,000	284,000	135,992
Broadband Users	204,000	169,000	103,023
Dial Users	467,000	541,000	704,718
Broadband Venues	80,000	77,000	60,000
Total Forbes Global 2000 Customers	386	377	307

Share Repurchase Program - During the period January 1, 2007 through March 31, 2007, the company repurchased approximately $7 million of its common stock, representing approximately 1.3 million shares at an average cost of $5.25 per share. Since the company’s board of directors approved the $30 million repurchase plan in May 2006, the company has repurchased approximately 4.5 million of its shares for a total purchase price of approximately $24 million dollars at an average cost of $5.37 per share.

Company Outlook

The following statements are based on information available to iPass today, and iPass does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward looking, and actual results may differ materially.

For the quarter ended June 30, 2007, iPass projects revenue of approximately $46.5 million to $48.5 million, fully diluted GAAP loss per share of approximately $0.01 to $0.04 and fully diluted non-GAAP earnings (loss) per share of approximately ($0.01) to $0.02. The difference between the projected fully diluted GAAP loss per share and the projected fully diluted non-GAAP earnings (loss) per share of $0.03 is based on expected FAS 123R stock-based compensation of $1.7 million dollars and the expected amortization of intangibles of $1.1 million, offset by $0.9 million for the related tax effects of the non-GAAP adjustments for the second quarter of 2007 which, when divided by an expected 65 million fully diluted shares outstanding, results in the $0.03 difference.

Conference Call

iPass will host a public conference call today to discuss this announcement at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time).

The call will be webcast on iPass’ web site at http://investor.ipass.com, and a replay of the webcast will be available on iPass' web site until iPass reports its second quarter 2007 financial results. A taped replay will also be available for two weeks following the date of the call. The dial-in numbers for the taped replay are 1-888-286-8010 (U.S. and Canada) and 1-617-801-6888 (international). The ID number for the replay call is 40291338.

Cautionary Statements

iPass’ projections of its second quarter 2007 financial results in the title and under the caption "Company Outlook," its expectation that it will be able to drive additional operating margins in the future in this press release are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; iPass may not be able to fully realize the benefits it expects from its acquisition of GoRemote due to a variety of factors, including volatility in the telecommunications and technology industries, which may make it difficult for iPass to expand its services; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass' services; increased competition, which may cause pricing pressure on the fees iPass charges; iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; iPass may not be able to establish additional relationships with broadband access point providers, including providers of 2.5G/3G Mobile Data, at the level iPass expects if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers; and iPass may not be able to generate revenue from new services if market acceptance of those new services is not as iPass expects. Detailed information about potential factors that could potentially affect iPass' business, financial condition and results of operations is included in iPass' Annual Report on Form 10-K under the caption "Item 1A Risk Factors," in Item 2 of that report, filed with the Securities and Exchange Commission (the "SEC") on March 29, 2007 and available at the SEC's Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

Information Regarding Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass management evaluates and makes operating decisions using various performance measures. In addition to iPass’ GAAP results, the company also considers non-GAAP net income (loss). iPass further considers various components of non-GAAP net income (loss) such as non-GAAP earnings (loss) per share and non-GAAP operating income (loss). Non-GAAP net income (loss) is generally based on the revenues, network access expenses, network operations, research and development, sales and marketing and general and administrative expenses management considers in evaluating the company’s ongoing core operating performance. Non-GAAP net income (loss) consists of net income (loss) excluding equity plan-related compensation expenses, restructuring charges, amortization of intangible assets, and cumulative effect of change in accounting principle, which are charges and gains which management does not consider reflective of the company’s core operating business. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (FAS 123R). Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Cumulative effect of change in accounting principle consists of a one-time benefit relating to the adoption of FAS 123R. Management does not consider these expenses to be part of core operating performance.

For purposes of comparability across other periods and against other companies in the company’s industry, the company reports non-GAAP net income (loss) as adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income (loss) and non-GAAP operating income (loss) are supplemental measures of our performance that are not required by, nor presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company’s liquidity. The company presents non-GAAP net income (loss) and non-GAAP operating income (loss) because the company considers them to be important supplemental measures of the company’s performance.

Management excludes from its non-GAAP net income (loss) and non-GAAP operating income (loss) certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses non-GAAP earnings per share as one of the components for measurement of incentive compensation. Management uses this view of the company’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the following excluded items:

a) stock-based compensation expense;

b) restructuring charges;

c) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions and

d) cumulative effect on change in accounting principle

Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

iPass believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2) Since the company has historically reported non-GAAP results to the investment community, the company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in the company’s industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the company's performance.

Set forth below are additional reasons why specific items are excluded from the company's non-GAAP financial measures:

a) While stock-based compensation calculated in accordance with FAS 123R constitutes an ongoing and recurring expense of the company, it is not an expense that typically requires or will require cash settlement by the company. The company therefore excludes these charges for purposes of evaluating core performance as well as with respect to evaluating any potential acquisition.

b) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

c) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. The company analyzes and measures the company’s operating results without these charges when evaluating the company’s core performance. Generally, the impact of these charges to the company's net income (loss) tends to diminish over time following an acquisition;

d) Cumulative effect on change in accounting principle is excluded because it is inconsistent in amount and frequency. iPass analyzes and measures operating results without this charge when evaluating core performance.

e) Income tax expense (benefit) is adjusted in the non-GAAP tax-effected numbers by the amount of additional expense or benefit that the company would accrue if non-GAAP results were used instead of GAAP results in the calculation of tax liability, taking into consideration the company's long-term tax structure.

In the future, the company expects to continue reporting non-GAAP financial measures on a tax-effected basis excluding items described above and the company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in the company’s non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP results. In the future, the company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    --  The company's stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in the company’s GAAP results for the foreseeable future under FAS 123R.

    -- Amortization of intangibles, though not directly affecting iPass’ current cash position, represents the loss in value as the technology in the company’s industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining the company’s current technological position in the company’s competitive industry which is addressed through the company’s research and development program.

    -- Other companies, including other companies in iPass’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company's GAAP and non-GAAP financial results is provided in this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the company's SEC filings.

The reconciliation of non-GAAP financial measures set forth in this press release for the first quarter of 2007 and 2006 is set forth in the financial statements at the end of this press release.

The reconciliation between GAAP and non-GAAP operating income (loss) for the fourth quarter of 2006 is as follows:

GAAP operating income (loss)	$(7,198)
(a) FAS 123R stock-based compensation	1,366
(b) Restructuring charges	3,157
(c) Amortization of intangibles	1,050
Non-GAAP operating income (loss)	$(1,625)

The reconciliation between GAAP and non-GAAP net income (loss) for the fourth quarter of 2006 on a tax-effected basis is as follows:

GAAP net income (loss)	$(3,655)
(a) FAS 123R stock-based compensation	1,366
(b) Restructuring charges	3,157
(c) Amortization of intangibles	1,050
(d) Provision for income taxes	(2,176)
Non-GAAP net income (loss)	$(258)

A reconciliation between GAAP and non-GAAP diluted net income (loss) per share for the fourth quarter of 2006 on a tax-effected basis is as follows:

GAAP diluted net income (loss) per share	$(0.06)
(a) Per share effect of FAS 123R stock-based compensation, restructuring charges, amortization of intangibles and provision for income taxes	$0.06
Non-GAAP diluted net income (loss) per share	$(0.00)

About iPass Inc.

iPass helps enterprises unify the management of remote and mobile connectivity and devices. With iPass software and services, customers can create easy-to-use broadband solutions for their mobile workers, home offices and branch and retail locations, complete with device management, security validation and unified billing. iPass offerings are powered by its leading global virtual network, on-demand management platform, and award-winning client software. The iPass global virtual network unifies hundreds of wireless, broadband and dial-up providers in over 160 countries. Hundreds of Global 2000 companies rely on iPass services, including General Motors, Nokia, and Reuters. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia. For more information, visit www.ipass.com.

NOTE:  iPass(R) is a registered trademark of iPass Inc.

CONTACT:
Investor Relations
Tim Shanahan
650-232-4260
ir@iPass.com

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Threee Months Ended March 31,
	2007	2006

Revenues	$46,888	$44,270

Operating expenses (a)
Network access	16,270	12,532
Network operations	8,198	6,964
Research and development	5,456	5,531
Sales and marketing	13,426	14,815
General and administrative	5,776	5,862
Amortization of intangibles (b)	1,050	821
Total operating expenses	50,176	46,525

Operating income (loss)	(3,288)	(2,255)
Other income, net	739	1,127
Income (loss) before income taxes	(2,549)	(1,128)
Provision for (benefit from) income taxes	(1,680)	(716)
Net income (loss) before cumulative effect of change in accounting principle	(869)	(412)
Cumulative effect of change in accounting principle (c)	-	347
Net income (loss)	$(869)	$(65)

Net income (loss) per share:
Basic	$(0.01)	$(0.00)
Diluted	$(0.01)	$(0.00)
Number of shares used in per share calculations:
Basic	64,094,464	64,494,634
Diluted	64,094,464	64,494,634

(a) FAS 123(R) stock-based compensation and amortization of deferred stock-based compensation included in the expense line items:

Network operations	$135	$207
Research and development	274	301
Sales and marketing	242	532
General and administrative	546	390
Total amortization of stock-based compensation	$1,197	$1,430

A reconciliation between operating income (loss) on a GAAP basis and non-GAAP operating income (loss) is as follows:

GAAP operating income (loss)	$(3,288)	$(2,255)
(a) Amortization of stock-based compensation	1,197	1,430
(b) Amortization of intangibles	1,050	821
Non-GAAP operating income (loss)	$(1,041)	$(4)

A reconciliation between net income (loss) on a GAAP basis and non-GAAP net income (loss), net of tax effect, is as follows:

GAAP net income (loss)	$(869)	$(65)
(a) Amortization of stock-based compensation	1,197	1,430
(b) Amortization of intangibles	1,050	821
(c) Cumulative effect of change in accounting principle	-	(347)
(1) Provision for income taxes	(1,221)	(1,202)
Non-GAAP net income (loss)	$157	$637

A reconciliation between diluted net income (loss) per share on a GAAP basis and non-GAAP diluted net income (loss) per share, net of tax effect, is as follows:

GAAP diluted net income (loss) per share	$(0.01)	$(0.00)
Per share effect of FAS 123(R) stock-based compensation, amortization of deferred stock-based compensation, restructuring charges, amortization of intangibles, and cumulative effect of change in accounting principle	0.01	0.01
Non-GAAP diluted net income (loss) per share	$0.00	$0.01

(1) The estimated non-GAAP effective tax rate was (66%) and (63%) for the three months ended March 31, 2007 and 2006, respectively, has been used to adjust the provision for (benefit from) income taxes for non-GAAP purposes.

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$42,484	$15,492
Short-term investments	45,991	83,708
Accounts receivable, net	31,964	28,579
Prepaid expenses and other current assets	7,344	6,341
Short-term deferred income tax assets	8,329	8,070
Total current assets	136,112	142,190

Property and equipment, net	10,296	10,519
Other assets	2,842	3,344
Long-term deferred income tax assets	14,952	14,952
Acquired intangibles, net	12,655	13,705
Goodwill	78,754	78,757
Total assets	$255,611	$263,467

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$15,053	$14,830
Accrued liabilities	15,401	16,722
Short-term deferred revenue	5,903	5,411
Total current liabilities	36,357	36,963

Long-term deferred revenue	873	1,468
Other long-term liabilities	1,651	1,969
Total liabilities	$38,881	$40,400

Stockholders' equity:
Common stock	64	63
Additional paid-in capital	244,310	249,800
Accumulated other comprehensive loss	(77)	(98)
Accumulated deficit	(27,567)	(26,698)
Total stockholders' equity	216,730	223,067
Total liabilities and stockholders' equity	$255,611	$263,467